UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant ☑

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

☑	Definitive Additional Materials
Soliciting Material Pursuant to Section 240.14a-12

AMERICAN BEACON FUNDS

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Shareholder Name

Address

Address

Address

Reference Number:

URGENT!

WE STILL NEED YOUR PROXY VOTE!!

Dear Shareholder:

In response to your request to no longer be contacted by telephone, please know that your number has been removed from our list.

However, our records indicate that we still have not received your vote. Your voice is critical in this proxy vote process. This is a very important vote, and a minimum number of votes per fund must be received prior to the special shareholder meeting on October 27, 2023.

Voting is quick and easy. Please take a few minutes to vote today.

Please call 1-888-456-7087 (toll free) and provide the reference number above.

•	Monday through Thursday – between 9:00 a.m. and 10:00 p.m., Eastern time
•	Friday – between 9:00 a.m. and 6:00 p.m., Eastern time
•	Saturday – between 10:00 a.m. and 6:00 p.m., Eastern time

When you call the toll-free number, you will speak with a representative of Computershare Fund Services, the firm assisting American Beacon Funds in the effort of gathering votes.

During the call, you will be asked for the above reference number in order to locate your voting record for the funds that you own. You will not be asked any personal information. The representative will not have access to your confidential information and the telephone line is also recorded for your protection. You will receive a confirmation of your vote by mail.

After careful consideration, the Board of Trustees of American Beacon Funds unanimously recommends that shareholders vote in favor of the proposals.

We appreciate your voting. Thank you for investing with American Beacon Funds.

Sincerely,

Terri McKinney

**IMMEDIATE ACTION NEEDED**

American Beacon Funds

We have sent you several notifications concerning important proposals affecting your investment in the American Beacon Funds, which will be considered at the Special Meeting of Shareholders on October 27, 2023 at 2:00 p.m. Central Time.

Voting is easy.	Call 1-866-434-5625 to Speak with a Live Agent and Vote

PLEASE VOTE YOUR PROXY NOW

The Board of Trustees recommends that you vote “FOR” all of the proposals.

If you have any further questions, please contact our Proxy Solicitor, Computershare, Inc., toll free at 1-866-434-5625. In addition, all proxy materials are conveniently available online at the https://www.americanbeaconfunds.com/202310shmtg.aspx

We appreciate your immediate attention. Thank you.